Exhibit 99.1

NEWS RELEASE

CONTACT: CONMED Corporation Robert Shallish Chief Financial Officer 315-624-3206 Financial Dynamics Investors: Julie Huang/Lanie Fladell Media: Sean Leous 212-850-5600

FOR RELEASE: 7:00 AM (Eastern) February 10, 2005

CONMED REPORTS RECORD FOURTH QUARTER RESULTS
- 4Q Sales Exceed Guidance –
- Organic Sales Increase 7.1% from 2003 Fourth Quarter -
- Non-GAAP EPS Equals $0.49 –

Utica, New York, February 10, 2005 ----- CONMED Corporation (Nasdaq: CNMD) announced today its financial results for the fourth quarter and full year ended December 31, 2004.

Mr. Joseph J. Corasanti, President and Chief Operating Officer, commented, “CONMED achieved the highest quarterly revenue in our Company’s history. This resulted from a combination of strong organic growth and the fine performance of our newest acquired product line, Endoscopic Technologies. Our growth continues to be fueled by the success of new products, such as our enhanced definition video camera system in Arthroscopy and the continued performance of our focused sales forces for Arthroscopy, Electrosurgery and Patient Care. We look forward to unveiling our new orthopaedic products for 2005 at the American Academy of Orthopaedic Surgeons later this month.”

Total sales for the fourth quarter increased 20.5% to $161.2 million ($159.0 million at constant exchange rates) compared to $133.8 million in the fourth quarter of 2003. The previously announced acquisition of the Endoscopic Technologies business on September 30, 2004 added $15.7 million to sales for the fourth quarter of 2004. Excluding acquisition, financing and other charges (please see attached reconciliation for full explanation), non-GAAP net income for the fourth quarter grew to $14.7 million, or $0.49 per diluted share, compared to $13.5 million (non-GAAP), or $0.46 per diluted share, in last year’s fourth quarter. GAAP net income, including acquisition and transition charges, for the three months ended December 2004 was $7.4 million, or $0.25 per diluted share, compared to $12.9 million or $0.44 per diluted share in the fourth quarter of 2003.

CONMED News Release Continued	Page 2 of 11	February 10, 2005

Following is a summary of fourth quarter sales by product line in millions of dollars:

	Three Months Ended December,		Percent
	2003	2004	Increase
Orthopaedic Surgery
Arthroscopy	$49.1	$54.7	11.4%
Powered Surgical Instruments	32.0	33.5	4.7%
Integrated Systems	1.7	0.1	—

	82.8	88.3	6.6%

General Surgery, Endoscopic
Technologies and Patient Care
Electrosurgery	21.0	23.9	13.8%
Patient Care	17.9	20.8	16.2%
Endosurgery	12.1	12.5	3.3%
Endoscopic Technologies	—	15.7	—

	51.0	72.9	42.9%

Total	$133.8	$161.2	20.5%

Arthroscopy product growth of 11.4% was led by a 25% increase in sales of minimally-invasive surgery camera systems. The enhanced definition camera, introduced early in 2004, has superior resolution capabilities, enabling it to compete effectively for not only arthroscopy applications, but also general surgical applications. Powered Surgical Instruments had continued strong growth of the large bone products with a 10% increase while the small bone and specialty products were flat compared to the prior year’s fourth quarter, as expected. The Integrated Systems line had a number of installation projects pushed-out to future periods based on customer requests and therefore had little revenue in the fourth quarter of 2004.

Electrosurgery and Patient Care had very good growth rates due to improved sales of single use products. The pulse oximetry line introduced in 2004 continued to progress in the fourth quarter, achieving sales of approximately $0.9 million for the three months. The Endoscopic Technologies business exceeded the Company’s sales goals for the quarter by generating over $15 million for the first full quarter of its affiliation with CONMED.

Mr.     Corasanti continued, “The cash flow of CONMED continues to be exceptionally strong. Cash provided from operations was $24.0 million in the fourth quarter of 2004 and $81.9 million for the full year 2004. Considering our 30 million diluted common shares outstanding, this is equivalent to $0.80 per share for the quarter and $2.72 per share for the year. These operating cash flows demonstrate the strength of the Company and its cash generating ability.”

CONMED News Release Continued	Page 3 of 11	February 10, 2005

Full-Year Results

For the year ended December 31, 2004, the Company’s revenues increased 12.3% to $558.4 million ($548.7 in constant currency) compared to $497.1 million for 2003. Non-GAAP net income grew to $50.5 million, a 14.5% increase from the $44.1 million non-GAAP net income for 2003 excluding charges (please see attached reconciliation for full explanation). Non-GAAP diluted earnings per share increased 11.3% to $1.68 in 2004 compared to $1.51 per share in 2003 on a 2.9% increase in diluted shares outstanding. GAAP net income for 2004 was $33.5 million equivalent to diluted earnings per share of $1.11, compared to $32.1 million of net income in 2003 with diluted earnings per share of $1.10.

Following is a summary of yearly sales by product line in millions of dollars:

	Year Ended December,		Percent
	2003	2004	Increase
Orthopaedic Surgery
Arthroscopy	$177.4	$203.3	14.6%
Powered Surgical Instruments	122.0	128.6	5.4%
Integrated Systems	4.6	1.6	—

	304.0	333.5	9.7%

General Surgery, Endoscopic
Technologies and Patient Care
Electrosurgery	77.3	85.9	11.1%
Patient Care	70.1	75.9	8.3%
Endosurgery	45.7	47.4	3.7%
Endoscopic Technologies	—	15.7	—

	193.1	224.9	16.5%

Total	$497.1	$558.4	12.3%

Outlook

Joseph Corasanti added, “We are reaffirming the guidance we provided in October 2004, for total 2005 sales growth of 15% above 2004 levels. Of this total sales increase, 7% is expected to come from internal growth of our product lines and 8% is anticipated from the effect of the Endoscopic Technologies acquisition for the first nine months of 2005 until its revenues annualize in the fourth quarter of 2005. In addition, we continue to expect that the Company’s operating cash flow for 2005 will approximate $75 - $80 million. Our diluted earnings per share guidance for 2005, however, was provided prior to the FASB issuing FAS 123R regarding equity based compensation and expensing the calculated fair value of incentive stock options. Consequently, we presently expect that our quarterly earnings per share commencing in the third quarter of 2005, when we will be required to implement the new standard, will be impacted by $.04 per quarter because of the non-cash stock option charge. Therefore, we now expect that our diluted earnings per share for the entire year of 2005 will be reduced by approximately $0.08 for the two quarters the new standard will be applicable causing the entire year’s EPS to approximate $1.86 – $1.90.”

“For the first quarter of 2005, we expect sales to range between $156 - $160 million and diluted earnings per share to be between $0.46 - $0.48 excluding acquisition and transition expenses associated with the Endoscopic Technologies product line acquisition, and excluding the costs associated with a product line termination discussed further in this press release”, noted Mr. Corasanti.

CONMED News Release Continued	Page 4 of 11	February 10, 2005

Acquisition, Financing and Other Charges

Acquisition – The Company purchased the Endoscopic Technologies product line from C.R. Bard, Inc. on September 30, 2004 for a purchase price of $80.0 million subject to adjustment for a final accounting of assets and liabilities acquired. Therefore, in the third quarter 2004 financial statements, in accordance with FASB 141, the Company recorded an estimate of the value of assets and liabilities acquired, including a charge to expense of $13.7 million as an estimate of the value of purchased in-process research and development. In the fourth quarter of 2004, the Company finalized the allocation of the purchase price, with the assistance of an independent third party valuation consultant, and recorded an additional $2.7 million charge for the value of in-process research and development for a total of $16.4 million.

As required by FASB 141, the Company has recorded the fair value of inventory acquired in the purchase transaction. Since the fair value of the inventory exceeds the manufacturing cost, as the initial inventory is sold, cost of sales is higher than what would normally have been the case. Approximately 80% of the initial inventory was sold in the fourth quarter of 2004. Consequently, 80% of the step-up in inventory value amounting to $2.3 million has been expensed as cost of sales. Further, during a transition period, CONMED is purchasing the Endoscopic Technologies finished goods from C.R. Bard at costs greater than what the Company expects its manufacturing costs to be once manufacturing is transitioned to CONMED facilities. The Company expects the transition to extend through the third quarter of 2005. This difference in cost for fourth quarter 2004 sales is estimated to be $2.1 million and has been recorded in cost of sales.

Other non-recurring costs in the fourth quarter of 2004 associated with the Endoscopic Technologies acquisition including severance and other integration expenses amounted to $0.7 million.

Early extinguishment of debt – The Company issued $150 million of 2.5% convertible bonds in November 2004 and used $115.5 million of the proceeds to prepay a portion of its term loan senior debt. The remaining proceeds were used to purchase 1.1 million shares of CONMED stock and for transactional expenses. Deferred financing fees of $0.8 million associated with the early payment of the term loan were written off to expense in the fourth quarter of 2004.

Cost associated with termination of a product – CONMED has offered integrated operating room design and installation for two years following the acquisition of the line in November 2002. One of the components of the system had been a proprietary brand of surgical lights distributed for a third-party supplier. In the fourth quarter of 2004, the Company concluded that it was a better use of resources to focus research and development efforts on integrated systems developments. In addition, limiting customers’ options for surgical lights to the Company’s proprietary offering was interfering with our ability to market and sell our integrated systems to customers who preferred other brands of surgical lights. There are several other brands of surgical lights, each with specialized features and benefits that, in some cases, were perceived by customers as better suited to particular uses or surgeon preferences than the lights offered by the Company. In order to provide a broader range of choices to customers who preferred the Company’s integration solution, the Company has terminated selling its own brand of surgical lights and expects to coordinate the installation of the surgical light choice of the customer when providing CONMED’s integration systems.

CONMED News Release Continued	Page 5 of 11	February 10, 2005

CONMED will no longer service the installed base of lights purchased from the Company. In order to maintain customer relationships, and in fairness to customers who purchased lights from CONMED expecting that CONMED would maintain its high level of service, the Company has initiated a program to replace all of its surgical lights currently in use. The cost of the program is estimated to be approximately $4.0 million including purchase and installation of other manufacturers’ lights as well as write-off of existing inventory. The Company has expensed $2.4 million of this amount in the fourth quarter of 2004, and expects additional charges totaling $1.6 million over the first half of 2005 as the replacement program is completed.

Charges and unusual items related to 2003 - In 2003 the Company recorded a number of unusual charges and credits as noted on the attached reconciliation of GAAP to non-GAAP financial information. For a complete description of these items, please refer to the Company’s 2003 financial statements.

Today’s Conference Call

CONMED will broadcast its fourth quarter 2004 conference call live over the Internet today at 10:00 a.m. Eastern Time. This broadcast can be accessed from CONMED’s web site at www.conmed.com. Replays of the call will be made available through February 17, 2005.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and monitoring. The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies. They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology. Headquartered in Utica, New York, the Company’s 2,800 employees distribute its products worldwide from eleven manufacturing locations.

Forward Looking Information
This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, including the above mentioned anticipated revenues and earnings, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003; (iii) cyclical purchasing patterns from customers, end-users and dealers; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any acquisition (and its integration) or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONMED News Release Continued	Page 6 of 11	February 10, 2005

CONMED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share amounts)
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2004	2003	2004

Net sales	$133,809	$161,223	$497,130	$558,388

Cost of sales	63,616	76,462	236,180	267,067
Cost of sales, nonrecurring-Note A	514	4,429	1,253	4,429

Gross profit	69,679	80,332	259,697	286,892

Selling and administrative	42,359	54,262	157,453	183,183
Research and development	4,738	5,924	17,306	20,205
Write-off of purchased in-process
research and development assets - Note B	—	2,700	7,900	16,400
Other (income) expense - Note C, D	278	3,076	(2,917)	3,943

	47,375	65,962	179,742	223,731

Income from operations	22,304	14,370	79,955	63,161

Loss on early extinguishment
of debt - Note E	—	825	8,078	825

Interest expense - Note F	3,640	3,721	18,868	12,774

Income before income taxes	18,664	9,824	53,009	49,562

Provision for income taxes	5,719	2,389	20,927	16,097

Net income	$12,945	$7,435	$32,082	$33,465

Per share data:

Net Income
Basic	$.45	$.25	$1.11	$1.13
Diluted	.44	.25	1.10	1.11

Weighted average common shares
Basic	28,991	29,234	28,930	29,523
Diluted	29,500	29,900	29,256	30,105

CONMED News Release Continued	Page 7 of 11	February 10, 2005

Note A - Included in cost of sales in the three and twelve months ended December 31, 2003 are $.5 million and $1.3 million in acquisition-related costs, respectively. Included in cost of sales in the three and twelve months ended December 31, 2004 are $4.4 million of acquisition-related costs.

Note B - During the twelve months ended December 31, 2003, we recorded a charge of $7.9 million to write-off purchased in-process research and development assets acquired as a result of an acquisition. No benefit for income taxes was recorded on the write-off as these costs are not deductible for income tax purposes. In the twelve months ended December 31, 2004, we wrote off the tax-deductible purchased in-process research and development assets related to the Bard Endoscopic Technologies acquisition amounting to $16.4 million.

Note C - Included in other expense in the three months ended December 31, 2003 are $.3 million in acquisition-related costs. Included in other expense in the three months ended December 31, 2004 are $.7 million in acquisition related costs and $2.4 million of expense related to terminating a product offering.

Note D - Included in other expense in the twelve months ended December 31, 2003 are a $9.0 million gain on the settlement of a contractual dispute; $2.8 million in pension settlement costs; and $3.3 million in acquisition-related costs. Included in other expense in the twelve months ended December 31, 2004 are $1.5 million in acquisition related costs and $2.4 million of expense related to terminating a product offering.

Note E - In the twelve months ended December 31, 2003, we recorded $8.1 million in losses on the early extinguishment of debt. In the three months and twelve months ended December 31, 2004, we recorded $.8 million in losses on early extinguishment of debt.

Note F - Interest expense for the twelve months ended December 31, 2004 includes $.3 million of financing costs related to the Bard Endoscopic Technologies acquisition.

CONMED News Release Continued	Page 8 of 11	February 10, 2005

CONMED CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

ASSETS

	December 31,
	2003	2004
Current assets:
Cash and cash equivalents	$5,986	$4,189
Accounts receivable, net	60,449	74,593
Inventories	120,945	127,935
Other current assets	13,726	13,301

Total current assets	201,106	220,018
Property, plant and equipment, net	97,383	101,465
Goodwill and other assets, net	506,569	554,143

Total assets	$805,058	$875,626

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,143	$4,037
Other current liabilities	50,712	58,958

Total current liabilities	54,855	62,995
Long-term debt	260,448	290,485
Other long-term liabilities	56,265	67,605

Total liabilities	371,568	421,085

Shareholders' equity:
Capital accounts	236,948	222,547
Retained earnings	194,473	227,938
Accumulated other comprehensive income	2,069	4,056

Total shareholders' equity	433,490	454,541

Total liabilities and shareholders' equity	$805,058	$875,626

CONMED News Release Continued	Page 9 of 11	February 10, 2005

CONMED CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve months ended December 31,
	2003	2004
Cash flows from operating activities:
Net income	$32,082	$33,465
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	24,854	26,868
Deferred income taxes	13,715	13,023
Contributions to pension plans in excess of net pension cost	(11,082)	—
Write-off of purchased in-process research and development assets	7,900	16,400
Write-off of deferred financing costs	2,181	825
Other, net	(11,640)	(8,651)

Net cash provided by operating activities	58,010	81,930

Cash flow from investing activities:
Payments related to business acquisitions,
net of cash acquired	(55,079)	(81,645)
Purchases of property, plant, and equipment, net	(9,309)	(12,419)
Other investing activities	(4,085)	—

Net cash used in investing activities	(68,473)	(94,064)

Cash flow from financing activities:
Redemption of 9% Senior Subordinated Notes	(130,000)	—
Payments on debt	(22,796)	(120,069)
Proceeds of debt	160,000	150,000
Net proceeds from common stock issued under employee plans	3,200	14,319
Repurchase of common stock	—	(29,989)
Other, net	(1,950)	(5,848)

Net cash provided by financing activities	8,454	8,413

Effect of exchange rate change
on cash and cash equivalents	2,369	1,924

Net increase (decrease) in cash and cash equivalents	360	(1,797)

Cash and cash equivalents at beginning of period	5,626	5,986

Cash and cash equivalents at end of period	$5,986	$4,189

CONMED News Release Continued	Page 10 of 11	February 10, 2005

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
BEFORE NONRECURRING ITEMS
(In thousands except per share amounts)
(unaudited)

	Three months ended December 31,
	2003	2004

Reported net income	$12,945	$7,435

Acquisition-related costs included
in cost of sales	514	4,429

Write-off of purchased in-process research and
development assets	—	2,700

Termination of product offering	—	2,396

Other acquisition-related costs	278	680

Total other expense	278	3,076

Loss on early extinguishment of debt	—	825

Nonrecurring expense before income taxes	792	11,030

Provision (benefit) for income taxes on nonrecurring expense	(285)	(3,805)

Net income before nonrecurring items	$13,452	$14,660

Per share data:

Reported net income
Basic	$.45	$.25
Diluted	.44	.25

Net income before nonrecurring items
Basic	$.46	$.50
Diluted	.46	.49

Management has provided the above reconciliation of net income before nonrecurring items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.

CONMED News Release Continued	Page 11 of 11	February 10, 2005

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
BEFORE NONRECURRING ITEMS
(In thousands except per share amounts)
(unaudited)

	Twelve months ended December, 31,
	2003	2004

Reported net income	$32,082	$33,465

Acquisition-related costs included
in cost of sales	1,253	4,429

Write-off of purchased in-process research and
development assets	7,900	16,400

Gain on settlement of a contractual dispute,
net of legal costs	(9,000)	—

Pension settlement costs	2,839	—

Termination of product offering	—	2,396

Other acquisition-related costs	3,244	1,547

Total other (income) expense	(2,917)	3,943

Acquisition-related interest expense	—	360

Loss on early extinguishment of debt	8,078	825

Nonrecurring expense before income taxes	14,314	25,957

Provision (benefit) for income taxes on nonrecurring expense	(2,309)	(8,955)

Net income before nonrecurring items	$44,087	$50,467

Per share data:

Reported net income
Basic	$1.11	$1.13
Diluted	1.10	1.11

Net income before nonrecurring items
Basic	$1.52	$1.71
Diluted	1.51	1.68

Management has provided the above reconciliation of net income before nonrecurring items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.